Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-266449 on Form S-3, the Registration Statement No. 333-266448 on Form S-3, the Registration Statement No. 333-271166 on Form S-3, the Registration Statement No. 333-287393 on Form S-3, the Registration Statement No. 333-199513 on Form S-8, the Registration Statement No. 333-288279 on Form S-8, the Registration Statement No. 333-275662 on Form S-8 and the Registration Statement No. 333-280657 on Form S-8 of our report dated March 26, 2026, relating to the consolidated financial statements of DBV Technologies S.A. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Associés

Paris La Défense, France
March 26, 2026